Exhibit 99.(n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated February 28, 2025, and each included in the Registration Statement (Form N-2) of FS Credit Income Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 23, 2024, with respect to the consolidated financial statements and financial highlights of FS Credit Income Fund included in the Annual Report (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 28, 2025